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                  Pacific Century Financial Corporation
         Exhibit 99 - Statement Regarding Computation of Ratios
                  Six Months Ended June 30, 2001 & 2000

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(dollars in millions)                                             2001             2000
Earnings:
1.     Income Before Income Taxes                                   $107.8           $ 70.7
2.     Plus:  Fixed Charges Including Interest on Deposits           220.4            242.0
                                                                    ------           ------
3.     Earnings Including Fixed Charges                              328.2            312.7
4.     Less:  Interest on Deposits                                   132.1            139.0
                                                                    ------           ------
5.     Earnings Excluding Interest on Deposits                      $196.1           $173.7
                                                                    ======           ======
Fixed Charges:
6.     Fixed Charges Including Interest on Deposits                 $220.4           $242.0
7.     Less:  Interest on Deposits                                   132.1            139.0
                                                                    ------           ------
8.     Fixed Charges Excluding Interest on Deposits                 $ 88.3           $103.0
                                                                    ======           ======
Ratio of Earnings to Fixed Charges:
    Including Interest on Deposits  (Line 3 divided by Line 6)         1.5 x            1.3 x
    Excluding Interest on Deposits (Line 5 divided by Line 8)          2.2 x            1.7 x
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